EXHIBIT 99

COCA-COLA ENTERPRISES INC.	News Release
CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.
AFFIRMS 2002 PERFORMANCE GUIDANCE AND
OUTLINES GROWTH EXPECTATIONS FOR 2003

ATLANTA, December 3, 2002 -- In a meeting with investors and analysts, Coca-Cola Enterprises today will affirm the Company's outlook for full-year 2002 results and outline expectations for continued volume and profit growth in 2003.

For 2002, the Company expects volume growth in North America of 3 percent for the full year while achieving growth in Europe of 3 percent to 4 percent.  Earnings per diluted common share for the year are expected to total between $1.00 and $1.03.

For 2003, the Company expects to achieve continued volume momentum, with growth in North American physical case bottle and can volume of 3 percent, and European volume growth of 4 percent to 6 percent. Net income per diluted common share is expected to increase to a range of $1.15 to $1.22.

"Our Company has performed very well in 2002, and our goal for 2003 is to build on our solid volume and profit momentum," said Lowry F. Kline, chairman and chief executive officer. "Ongoing operating improvement, coupled with disciplined capital reinvestment, will enable us to achieve our primary objectives of long term, consistent profit growth, stronger returns on invested capital, and improved free cash flow."

"Our 2003 plans are based on enhanced North American pricing, as well as continued strong volume impact from successful new brands and brand extensions such as Vanilla Coke, diet Vanilla Coke, and Minute Maid juice drinks," said John R. Alm, president and chief operating officer. "We also expect our European operations to again achieve balanced volume and pricing growth in 2003, strengthening our outlook for the year."

Mr. Kline, Mr. Alm, and other members of the Company's senior management team will meet with financial analysts today, December 3rd, at 10 a.m. (ET). The Company will webcast the meeting via the Company's Web site, www.cokecce.com, and a replay will be available through the site's Investor Relations section.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are several forward-looking management comments and other statements that reflect management's current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company's operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 48 of the Company's 2001 Annual Report, and on page 31 of the
Company's Third-Quarter 2002 Form 10-Q.

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